Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	JURISDICTION

Insurance Services Office, Inc.	Delaware
ISO Staff Services, Inc.	Delaware
Xactware Solutions, Inc.	Delaware
ISO Services Inc.	Delaware
ISO Claims Services, Inc.	Delaware
AIR Worldwide Corporation	Delaware
Interthinx, Inc.	California
Verisk Health, Inc.	Massachusetts